Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 2 PM ET, April 1, 2009

eOn Communications Completes Purchase of Cortelco Systems Holding Corp.

SAN JOSE, CA (April 1, 2009) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions today announced that the Company has completed the acquisition of Cortelco Systems Holding Corp. (“Cortelco”) for up to $11,000,000 in cash. Cortelco merged with a newly formed wholly-owned subsidiary of eOn, and is now a wholly-owned subsidiary of eOn.

In exchange for all the outstanding shares of Cortelco stock, Cortelco shareholders will receive an initial aggregate payment of $500,000. All subsequent payments will be made to Cortelco stockholders quarterly in an amount based upon Cortelco’s quarterly earnings after closing, less $25,000 quarterly distributions made to eOn until eOn has received $500,000. Contingent primarily upon the level of Cortelco earnings after closing, all Cortelco stockholders are eligible to receive quarterly payments in cash until the full $11,000,000 consideration has been paid. David Lee, Chairman and CEO of eOn, is the Chairman and the controlling shareholder of Cortelco.

Cortelco, formerly part of the CPE division of ITT Telecommunications, designs and sells telephones in U.S., Latin America and other international markets. The companies have been working together for several years with Cortelco providing operations management and accounting services on a contract basis. Cortelco has been consistently profitable and earned $1.6 million in income before taxes on revenues (excluding those earned from eOn) of $15 million for its last fiscal year ending December 31, 2008.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

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Special Note Regarding Forward- Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the occurrence of events that would have a material adverse effect on either eOn or Cortelco, including the risk of adverse operating results. Additional factors that could cause actual results to differ materially are discussed in documents filed with the Securities and Exchange Commission. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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